______________, 2006

State Street Bank and Trust Company
1776 Heritage Drive
North Quincy, MA 02171

Re: Notice of Creation of New Series of Legg Mason Charles Street Trust, Inc. (the "Corporation")

Ladies and Gentlemen:

     In accordance with Article 12 of the Transfer Agency and Service Agreement, as amended (the "Agreement"), between the Corporation and State Street Bank and Trust Company ("State Street") dated as of August 13, 1998, the Corporation hereby notifies State Street that it intends to establish one additional series of the Corporation, to be known as Global Opportunities Bond Fund (the "New Portfolio"). The Corporation desires to have addressStreetState Street render services with respect to the New Portfolio as Transfer Agent under the Agreement. Attached as Annex I is a complete list as of the date hereof of those Portfolios for which addressStreetState Street will render services as Transfer Agent under the Agreement.

     Please indicate your acceptance of the foregoing by executing two copies of this Letter Agreement, returning one to the Corporation and retaining one copy for your records. If you have any questions or comments, please call Gregory Merz, Esq. at (410) 454-5357.



                                          LEGG MASON CHARLES STREET TRUST, INC.



                                          By:
                                             -----------------------------
                                              Name:  Gregory Merz
                                              Title: Vice President

Confirmed and Agreed:
STATE STREET BANK AND TRUST COMPANY


By:
   ---------------------------

Name:
Title:

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Annex I

Batterymarch U.S. Small Capitalization Equity Portfolio
Global Opportunities Bond Fund